Exhibit 5.1


                                 Palmarella & Sweeney, P.C.
                            993 Old Eagle School Road, Suite 415
                                      Wayne, PA  19087

December 15, 1997

Strategic Solutions Group, Inc.
326 First Street
Annapolis, MD  21403

Ladies and Gentlemen:

We are general counsel to Strategic Solutions Group, Inc., a Delaware Corporation (the "Company"). We have assisted the Company is preparing and filing a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the registration of 1,382,248 shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock"), that are issuable to the Selling Stockholder (as defined in the Registration Statement) in connection with conversion of $1,600,000 aggregate principal amount of the Company's 6% Convertible Subordinated Debentures (the "Debentures") into a presently indeterminate number of shares and the exercise of warrants to purchase 40,000 shares of Common Stock (the "Warrants") (all of the Common Stock covered by this Prospectus being hereinafter referred to as the "Shares").

In rendering this opinion, we have examined the Securities Purchase Agreement and related agreements (including all exhibits and appendices thereto) with the Selling Stockholder and the Company effective October 31, 1997 (the "Agreements"), the Company's Certificate of Incorporation, Bylaws, as amended to date, Certificate of Good Standing in the State of Delaware, Certificates of Authority and Good Standing in the State of Maryland, oral representations of the Company's Chief Executive Officer taken in connection with entering into the Agreements and the preparation and filing of the Registration Statement, and such of the Company's documents, records, certificates, papers and legal matters as we deem necessary to form the basis for our opinion as expressed herein. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued after payment of the entire amount of the consideration upon exercise of the Warrants, and upon conversion of the Debentures and payment of interest due thereunder in Common Stock, will be validly issued, fully-paid, and non-assessable under the laws of the State of Delaware, provided there is an absence of fraud in the transaction.

The foregoing opinion is limited to matters governed by the business corporation law of the State of Delaware, in force on the date of this opinion. This opinion is rendered as of the date hereof and is applicable only the matters specifically referenced in this opinion. We have no responsibility to update this opinion and disclaim any continuing responsibility for matters occurring after the date of this opinion. This opinion is rendered solely for your benefit in connection with the Registration Statement on Form S-3 respecting the Shares and may not be relied upon, quoted or used by any other person or entity for any other purpose without the prior consent of a principal of this firm.

We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-3 relating to the sale of the Shares.

Very truly yours,

PALMARELLA & SWEENEY, P.C.

/s/ Ernest D. Palmarella